Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2016, except for Note 3 and Note 20, as to which the date is August 29, 2016 with respect to the consolidated financial statements of Axiall Corporation included in a Current Report on Form 8-K filed by Axiall Corporation with the Securities and Exchange Commission on August 30, 2016 and incorporated by reference into Westlake Chemical Corporation’s Current Report on Form 8-K/A filed on September 8, 2016, which is incorporated by reference into Amendment No. 1 of this Registration Statement (Form S-3 No. 333-213548).

/s/ Ernst & Young LLP

Atlanta, Georgia

April 10, 2017